                        ADDENDUM TO MANAGEMENT AGREEMENT

         This Addendum, dated as of August 29, 2003, supplements the Management
Agreement (the "Agreement") dated as of August 1, 1997, by and between American
Century Strategic Asset Allocations, Inc., ("ACSAA") and American Century
Investment Management, Inc. ("ACIM").

         IN CONSIDERATION of the mutual promises and conditions herein contained, the parties agree as follows (all capitalized terms used herein and not otherwise defined having the meaning given them in the Agreement):

         1. ACIM shall manage the following class (the "New Class") of shares to be issued by ACSAA, and for such management shall receive the Applicable Fee set forth below:

                                                             Average
                                                             Asset                    Applicable
Name of Series                Name of Class                  Level                    Fee Rate
--------------                -------------                  -----                    --------

Strategic Allocation:         R Class                        0 to $1 billion          1.10%
Moderate Fund                                                $1 billion and over      1.00%

         2. ACIM shall manage the following series (the "New Series") of shares to be issued by ACSAA, and for such management shall receive the Applicable Fee set forth below:

                                                                Average                      Applicable
Name of Series                      Name of Class               Net Assets                   Fee Rate
--------------                      -------------               ----------                   --------

EmVee Fund                          Investor Class            0 to $500 million              1.50%
                                                              $500 million to $1 billion     1.45%
                                                              $1 billion and over            1.40%

         3. ACIM shall manage the New Class and the New Series in accordance with the terms and conditions specified in the Agreement for its existing management responsibilities.

         IN WITNESS WHEREOF, the parties have caused this Addendum to the
Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

Attest:                                         AMERICAN CENTURY
                                                STRATEGIC ASSET ALLOCATION, INC.

/s/Janet A. Nash                                /s/Charles A. Etherington
Janet A. Nash                                   Charles A. Etherington
Vice President                                  Vice President

Attest:                                         AMERICAN CENTURY INVESTMENT
                                                MANAGEMENT, INC.

/s/Janet A. Nash                                /s/Charles A. Etherington
Janet A. Nash                                   Charles A. Etherington
Assistant Secretary                             Vice President